UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Brink’s Company

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The following press release was issued by The Brink’s Company on February 8, 2007.

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9758

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY AND PIRATE CAPITAL LLC REACH AGREEMENT

Thomas R. Hudson Jr. to Join Board of Directors; Pirate Capital to Withdraw Proposals

RICHMOND, Va., February 8, 2007 — The Brink’s Company (NYSE:BCO), a global provider of security and risk management services, and Pirate Capital LLC announced today that they have reached an agreement. As part of the agreement, Thomas R. Hudson Jr., managing member of Pirate Capital, will join the Brink’s board of directors at its upcoming February meeting. Hudson will serve on the board’s strategy, pension and finance, and executive committees. Pirate Capital owns approximately 8.5% of the outstanding common stock of Brink’s.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “We welcome Mr. Hudson to the board and look forward to his contribution to the continued creation of additional value for all of our shareholders.”

The Brink’s Company and Pirate Capital have agreed that the Brink’s board will nominate and recommend the election of Hudson in May 2007 for a three-year term as director. Under the agreement, Pirate Capital will withdraw its proxy contest and shareholder proposal for this year’s annual meeting. Pirate Capital has also agreed that, through the close of the Brink’s 2008 annual shareholders meeting, it will not seek the election of any person to the board or submit any shareholder proposal or otherwise conduct a proxy solicitation or other campaign concerning the election or removal of directors or shareholder proposals.

Thomas R. Hudson Jr., said: “I am very pleased with the board’s decision to extend a directorship and avoid a proxy contest. I look forward to joining the board and contributing to the further creation of value for all shareholders.”

Since 2002, Hudson has been the managing member of Pirate Capital LLC, an investment manager with assets in excess of $1.0 billion under management. From 1999 to 2001, he served as a managing director at Amroc Investments, LLC, where he directed all distressed research and managed the bank loan trading desk. Prior to that, from 1997 to 1999, Hudson served as a vice president and portfolio manager at Goldman, Sachs & Co., where he was responsible for investing and trading a $500 million portfolio of distressed domestic and international private assets. Hudson currently serves as a director of Cornell Companies, Inc., PW Eagle, Inc., The Allied Defense Group, Inc., and PEP Boys - Manny, Moe & Jack.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at http://www.brinkscompany.com/ or call toll free 877-275-7488.

About Pirate Capital

Pirate Capital serves as the investment advisor to four event-driven hedge funds: Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD, Jolly Roger Activist Fund LP and Jolly Roger Activist Fund LTD. Assets under management by Pirate are in excess of $1.0 billion. Pirate Capital is registered with the Securities and Exchange Commission (SEC) as an investment advisor under the Investment Advisors Act of 1940.

Important Information

In connection with its 2007 annual meeting of shareholders, The Brink’s Company plans to file with the SEC and mail to its shareholders eligible to vote at the 2007 annual meeting of shareholders a definitive proxy statement. THE COMPANY ADVISES ITS SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the definitive proxy statement and other documents that the company files with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge from The Brink’s Company upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100. This communication is not a solicitation of a proxy from any security holder of The Brink’s Company.

Certain Information Regarding Participants

The Brink’s Company, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the company’s security holders in connection with its 2007 annual meeting of shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its definitive proxy statement dated March 24, 2006, each of which has been filed with the SEC.

Additional information regarding such individuals will be included in the definitive proxy statement for the 2007 annual meeting of shareholders. To the extent holdings of the company’s securities have changed from the amounts included in the definitive proxy statement dated March 24, 2006, such changes have been reflected on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2007 annual meeting of shareholders.